THE COMPENSATION OPTIONS EVIDENCED BY THIS COMPENSATION OPTION CERTIFICATE ARE EXERCISABLE AT ANY TIME AND FROM TIME TO TIME UNTIL 5:00 P.M. (EASTERN TIME) [●], 2024, AFTER WHICH TIME THEY SHALL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT.

COMPENSATION OPTION TO PURCHASE
[●] UNITS OF

KWESST MICRO SYSTEMS INC.

(Incorporated under the Business Corporations Act (British Columbia))

CERTIFICATE NO. 2022-CO-[●]-[●]	[●] Compensation Options entitling the holder to acquire, subject to adjustment, one (1) unit (each a "Unit") of KWESST Micro Systems Inc. (the "Corporation") for each Compensation Option represented hereby.

THIS COMPENSATION OPTION IS NON-TRANSFERABLE

THIS CERTIFIES that, for value received, [●] (the "Holder"), is the registered holder of  [●] compensation options (the "Compensation Options") each of which entitle the Holder, subject to the terms and conditions set forth in this Compensation Option certificate (the "Compensation Option Certificate"), to purchase from KWESST Micro Systems Inc. (the "Corporation"), one Unit, at any time until 5:00 p.m. (Toronto time) (the "Time of Expiry") on [●], 2024 (the "Expiry Date") on payment of $[●] per Unit (the "Exercise Price"). The number of Units which the Holder is entitled to acquire upon exercise of the Compensation Options and the Exercise Price are subject to adjustment as hereinafter provided.

Each Unit will consist of one common share in the capital of the Corporation (a "Share") and one Share purchase warrant (each whole Share purchase warrant, a "Warrant"). The Warrants shall be issued under and governed by the warrant indenture dated [●], 2022 entered into between the Company and TSX Trust Company.

These Compensation Options are issued under an underwriting agreement dated [●], 2022 between the Corporation and the Holder.

Exercise of Compensation Options

(a) Election to Purchase. The rights evidenced by this Compensation Option Certificate may be exercised by the Holder in whole or in part and in accordance with the provisions hereof by delivery of an Election to Purchase in substantially the form attached hereto as Schedule "A", properly completed and executed, together with payment by wire transfer, bank draft or certified cheque payable to or to the order of the Corporation in the amount of the Exercise Price multiplied by the number of Units specified in the Election to Purchase (the "Aggregate Exercise Price") delivered to the office of the Corporation at 155 Terence Matthews Crescent, Kanata, Ontario K2M 2A8 (Attention: Chief Executive Officer), or such other address in Canada as the Holder may be notified of in writing by the Corporation. In the event that the rights evidenced by this Compensation Option Certificate are exercised in part, the Corporation shall, contemporaneously with the issuance of the Units issuable on the exercise of the Compensation Options so exercised, issue to the Holder a new Compensation Option Certificate on identical terms in respect of that number of Compensation Option in respect of which the Holder has not exercised the rights evidenced by this Compensation Option Certificate.

(b) Exercise. The Corporation shall, on the date it receives a duly executed Election to Purchase and funds equal to the Aggregate Exercise Price by bank draft or certified cheque payable to or to the order of the Corporation for the number of Units specified in the Election to Purchase (the "Exercise Date"), issue that number of Units specified in the Election to Purchase, as fully paid and non-assessable.

(c) Certificates. As promptly as practicable after the Exercise Date and, in any event, within three business days of receipt of the Election to Purchase, the Corporation shall issue and deliver to the Holder, registered in such name or names as the Holder may direct or if no such direction has been given, in the name of the Holder, a certificate or certificates for the number of Shares and Warrants comprising the Units specified in the Election to Purchase. To the extent permitted by law, such exercise shall be deemed to have been effected as of the close of business on the Exercise Date, and provided that the entire amount of the Compensation Options have been exercised at such time the rights of the Holder with respect to the number of Compensation Options which have been exercised as such shall cease, and the person or persons in whose name or names any certificate or certificates for Shares and Warrants shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Shares and Warrants represented thereby. All costs, expenses, transfer taxes and other charges payable in connection with the issue and delivery of the Shares and Warrants shall be at the sole expense of the Corporation (other than withholding tax, if any).

(d) Fractional Shares. No fractional Units, Shares or Warrants shall be issued upon exercise of the Compensation Options and no payments or adjustment shall be made upon any exercise on account of any cash dividends previously paid on the Shares issued upon such exercise.

(e) Corporate Changes. If, after [●], 2022 (the "Closing Date") and prior to the Time of Expiry, the Corporation shall be a party to any reorganization, merger, dissolution or sale of all or substantially all of its assets, whether or not the Corporation is the surviving entity, the number of Compensation Options evidenced by this Compensation Option Certificate shall be adjusted so as to apply to the securities to which the holder of that number of Units of the Corporation subject to the unexercised Compensation Options would have been entitled by reason of such reorganization, merger, dissolution or sale of all or substantially all of its assets (the "Event"), and the Exercise Price shall be adjusted to be the amount determined by multiplying the Exercise Price in effect immediately prior to the Event by the number of Units subject to the unexercised Compensation Options immediately prior to the Event, and dividing the product thereof by the number of securities to which the holder of that number of Units subject to the unexercised Compensation Options would have been entitled to by reason of such Event.

(f) Subdivision or Consolidation of Shares

(i) In the event that, after the Closing Date and prior to the Time of Expiry, the Corporation shall subdivide its outstanding shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of the Corporation shall be consolidated into a smaller number of shares, the Exercise Price in effect immediately prior to such consolidation shall be proportionately increased.

(ii) Upon each adjustment of the Exercise Price in paragraph (f)(i) above, the Holder shall thereafter be entitled to acquire, at the Exercise Price resulting from such adjustment, the number of Units (calculated to the nearest tenth of a Unit) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Units which may be acquired hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(g) Change, Exchange or Reclassification of Shares. In the event that, after the Closing Date and prior to the Time of Expiry, the Corporation shall change, exchange or reclassify its outstanding shares into a different class of securities, the rights evidenced by this Compensation Options Certificate shall be adjusted as follows so as to apply to the successor class of securities:

(i) the number of the successor class of securities which the Holder shall be entitled to acquire as part of the Units shall be that number of the successor class of securities which a holder of that number of Shares subject to the unexercised Compensation Options immediately prior to the change, exchange or reclassification would have been entitled to by reason of such change, exchange or reclassification; and

(ii) the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to the change, exchange or reclassification by the number of Units subject to the unexercised Compensation Options immediately prior to the change, exchange or reclassification, and dividing the product thereof by the number of Shares determined in paragraph (g)(i) hereof.

(h) Distribution of Assets. In case the Corporation shall distribute to all or substantially all holders of its Shares evidences of its indebtedness or assets excluding cash dividends or distributions payable out of consolidated earnings or earned surplus or rights, options or warrants, or convertible or exchangeable securities containing the right to subscribe for or purchase Shares, then in each case the number of Shares thereafter purchasable upon the exercise of each Unit shall be determined by multiplying the number of Shares theretofore purchasable upon the exercise of each Unit by a fraction, of which the numerator shall be the then Current Market Price per Share (as determined in paragraph (q) below) on the date of such distribution, and of which the denominator shall be the then Current Market Price per Share less the then fair value (as determined by the board of directors of the Corporation, acting reasonably and in good faith) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options or warrants, or of such convertible or exchangeable securities applicable to one Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

In the event of the distribution by the Corporation to all or substantially all of the holders of its common shares or shares of a subsidiary or securities convertible or exercisable for such shares, then in lieu of an adjustment in the number of Shares purchasable upon the exercise or each Unit, the Holder of each Unit, upon the exercise thereof, shall receive from the Corporation, such subsidiary or both, as the Corporation shall reasonably determine, the shares or other securities to which such Holder would have been entitled if such Holder had exercised such Unit immediately prior thereto, all subject to further adjustment as provided herein, however, that no adjustment in respect of dividends or interest previously paid on such shares or other securities shall be made upon the exercise of a Unit.

(i) Rights Offering. If and whenever after the Closing Date and prior to the Time of Expiry the Corporation shall fix a record date for the distribution of rights, options or warrants to all or substantially all of the holders of common shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue to subscribe for or purchase common shares or securities or exercisable for or convertible into common shares at a price per share to the holder (or having a conversion price, exercise price or exchange price per common share) of less than 95% of the Current Market Price for the common shares on such record date (any such events being called a "Rights Offering"), then the Exercise Price shall be adjusted effective immediately after the record date for the Rights Offering to a price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(i) the numerator of which shall be the aggregate of:

A. the number of common shares outstanding as of the record date for the Rights Offering, and

B. a number determined by dividing either

I. the product of the number of common shares offered under the Rights Offering and the price at which such common shares are offered,

or, as the case may be,

II. the product of the exchange, exercise or conversion price per share of such securities offered and the maximum number of common shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged, exercised or converted, by the Current Market Price of the common shares as of the record date for the Rights Offering; and

(ii) the denominator of which shall be the aggregate of the number of common shares outstanding on such record date after giving effect to the Rights Offering and including the number of common shares offered pursuant to the Rights Offering (including shares issuable upon exercise of the rights, warrants or options under the Rights Offering or upon the exercise of the exchange, exercise or conversion rights contained in such exchangeable, exercisable or convertible securities under the Rights Offering).

Any common shares owned by or held for the account of the Corporation shall be deemed not to be outstanding for the purpose of any such calculation.  To the extent that such Rights Offering is not so made or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or if such expired rights, options or warrants had not been issued.  From and after any adjustment of the Exercise Price pursuant to this Section (i), the number of Shares thereafter purchasable upon the exercise of each Unit shall be shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Shares then otherwise purchasable on the exercise thereof by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(j) Other Events.  If and whenever at any time after the Closing Date and prior to the Time of Expiry, the Corporation takes any action affecting its common shares to which the foregoing provisions of Sections (e) through (i), in the opinion of the board of directors of the Corporation, acting reasonably and in good faith, are not strictly applicable, or if strictly applicable would not fairly adjust the rights of the Holder against dilution in accordance with the intent and purposes thereof, or would otherwise materially affect the rights of the Holder hereunder, then the Corporation shall execute and deliver to the Holder an amendment hereto providing for an adjustment in the application of such provisions so as to adjust such rights as aforesaid in such a manner as the board of directors of the Corporation, acting reasonably and in good faith, may determine to be equitable in the circumstances. The failure of the taking of action by the board of directors of the Corporation to so provide for any adjustment on or prior to the effective date of any action or occurrence giving rise to such state of facts will, absent manifest error, be conclusive evidence that the board of directors has determined that it is equitable to make no adjustment in the circumstances.

(k) Carry Over of Adjustments. No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than 1% of the Exercise Price in effect immediately prior to the event giving rise to the adjustment, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least 1% of the Exercise Price.

(l) Notice of Adjustment. Upon any adjustment of the number of Units issuable hereunder and upon any adjustment of the Exercise Price, then and in each such case the Corporation shall give written notice thereof to the Holder, at least 20 days prior to the effective date or record date, as the case may be, which notice shall state the Exercise Price and the number of Units or other securities subject to the unexercised Compensation Options resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the request of the Holder there shall be transmitted promptly to the Holder a statement of the firm of independent chartered accountants retained to audit the financial statements of the Corporation to the effect that such firm concurs in the Corporation's calculation of the change.

(m) Other Notices. In case at any time after the Closing Date and prior to the Time of Expiry:

(i) the Corporation shall declare any dividend upon its shares payable in Shares;

(ii) the Corporation shall offer for subscription pro rata to the holders of its Shares any additional shares of any class or other rights, options or warrants;

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation, amalgamation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, in any one or more of such cases, the Corporation shall give to the Holder (A) at least 20 days' prior written notice of the date on which a record date shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of shares shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of shares shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, as the case may be.

(n) Shares to be Reserved. The Corporation will at all times keep available, and reserve if necessary, out of its authorized shares, solely for the purpose of issue upon the exercise of the Compensation Options and the Warrants, such number of Shares as shall then be issuable upon the exercise of the Compensation Options and the Warrants. The Corporation covenants and agrees that all Shares which shall be so issuable will, upon issuance, be duly authorized and issued as fully paid and non-assessable. The Corporation will take all such actions as may be necessary to ensure that all such Shares may be so issued without violation of any applicable requirements of any exchange upon which the shares of the Corporation may be listed or in respect of which the Shares are qualified for unlisted trading privileges. The Corporation will take all such actions as are within its power to ensure that all such Shares may be so issued without violation of any applicable law.

(o) Issue Tax. The issuance of certificates for Shares and Warrants upon the exercise of Compensation Options shall be made without charge to the Holder for any issuance tax in respect thereto, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

(p) Listing. The Corporation will, at its expense and as expeditiously as possible, use its best efforts to cause all Shares issuable upon the exercise of the Compensation Options and the Warrants, to be duly listed on the TSXV and Nasdaq Capital Markets ("Nasdaq") (and/or any other stock exchange upon which the shares of the Corporation may be then listed) prior to the issuance of such Shares.

(q) Current Market Price. For the purposes of any computation hereunder, the "Current Market Price" at any date shall be the weighted average sale price per share for the shares of the Corporation for the 20 consecutive trading days immediately before such date on the TSX Venture Exchange (the "TSXV") or such other stock exchange on which the shares of the Corporation may then be listed, or, if the shares or any other security in respect of which a determination of Current Market Price is being made are not listed on any stock exchange, the Current Market Price shall be determined by the directors, which determination shall be conclusive. The weighted average price shall be determined by dividing the aggregate sale price of all such shares sold on the said exchange during the said 20 consecutive trading days by the total number of such shares so sold.

Replacement

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Compensation Option Certificate and, if requested by the Corporation, upon delivery of a bond of indemnity satisfactory to the Corporation (or, in the case of mutilation, upon surrender of this Compensation Option Certificate), the Corporation will issue to the Holder a replacement certificate containing the same terms and conditions as this Compensation Option Certificate.

Expiry Date

The Compensation Options shall expire and all rights to purchase Units hereunder shall cease and become null and void at the Time of Expiry on the Expiry Date.

Covenant

So long as any Compensation Options remain outstanding the Corporation covenants that it shall do or cause to be done all things necessary to maintain its status as a reporting issuer not in default in the provinces of Canada in which it is a reporting issuer on the date of issuance of the Compensation Options.

These Compensation Options may not be exercised in the United States or by or on behalf of a "U.S. Person" (as that term is defined in Regulation S adopted by the United States Securities Exchange Commission under the United States Securities Act of 1933, as amended ("U.S. Securities Act")) unless an exemption is available from the registration requirements of the U.S. Securities Act and applicable state securities laws and the holder of these Compensation Options has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation to such effect.

Limitations on Transfer

Subject to applicable law and the policies of any stock exchange upon which the Shares may be listed from time to time, the Holder may not transfer the Compensation Options except with the prior written consent of the Corporation, which consent shall not be unreasonably withheld. Subject to the foregoing, the Corporation shall issue and mail as soon as practicable, and in any event within five business days of such delivery, a new Compensation Option certificate registered in the name of the transferee or as the transferee may direct and shall take all other necessary actions to effect the transfer as directed.

Not a Shareholder

Nothing in this Compensation Option Certificate or in the holding of a Compensation Options evidenced hereby shall confer or be construed as conferring upon the Holder any right or interest whatsoever as a shareholder or other holder of an equity interest in the Corporation, including but not limited to, the right to receive notice of, attend or vote at meetings of shareholders or any other proceedings of the Corporation.

No Obligations to Purchase

Nothing in this Compensation Option Certificate or in the holding of a Compensation Options evidenced hereby shall obligate the Holder to subscribe for or the Corporation to issue any Shares or Warrants except those Shares and Warrants in respect of which the Holder shall have exercised its right to purchase hereunder from its Compensation Options in the manner provided herein.

Governing Law

The laws of the Province of Ontario and the laws of Canada applicable therein shall govern the Compensation Options.

Severability

If any one or more of the provisions or parts thereof contained in this Compensation Option Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom.

Headings

The headings of the articles, sections, subsections and clauses of this Compensation Option Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Compensation Option Certificate.

Day not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day.

Successors

This Compensation Option Certificate shall enure to the benefit of and shall be binding upon the Holder and the Corporation and their respective successors.

Time of Essence

Time shall be of the essence hereof.

Electronic Transmission

This Compensation Option Certificate may be signed digitally or by other electronic means, which shall be deemed to be an original and shall be deemed to have the same legal effect and validity as this Compensation Option Certificate bearing an original signature. A signed copy of this Compensation Option Certificate transmitted by facsimile, email or other electronic transmission shall be deemed to have the same legal effect and validity as delivery of an originally executed copy of this Compensation Option Certificate, provided that if this Compensation Option Certificate bears a digital or electronic signature as contemplated above and the Corporation is delivering this Compensation Option Certificate by electronic transmission pursuant to this paragraph, then the Corporation represents to the Holder that the electronically transmitted Compensation Option Certificate is the only executed copy to be issued to the Holder by the Corporation.

[Signature page follows]

IN WITNESS WHEREOF the Corporation has caused this Compensation Option Certificate to be signed by its duly authorized officers and its corporate seal hereto affixed.

DATED as of [●], 2022.

KWESST MICRO SYSTEMS INC.

Per: ________________________________________
       Authorized Signatory

SCHEDULE "A"

ELECTION TO PURCHASE

Capitalized terms used herein have the meanings ascribed thereto in the Compensation Option certificate (the "Compensation Option Certificate") attached hereto.

The undersigned Holder hereby irrevocably elects to exercise the Compensation Options granted by the Corporation pursuant to the Compensation Options Certificate for the number of Units (or other property or securities contemplated in the Compensation Options Certificate) as set forth below:

(a) Number of Units to be acquired ______________________

(b) Subscription Price (per Unit) $_____________________

(c) Aggregate Subscription Price $_____________________

The Holder hereby tenders a certified cheque, bank draft or cash for such aggregate Subscription Price and directs the securities to be registered and certificates therefor to be issued as directed below.

The undersigned hereby certifies that the undersigned (i) is not (and is not exercising the Compensation Options for the account or benefit of) a "U.S. Person", (ii) did not execute or deliver this exercise form in the United States and (iii) has in all other aspects complied with the terms of Regulation S of the United States Securities Act of 1933, as amended the ("U.S. Securities Act") or any successor rule or regulation of the United States Securities and Exchange Commission in effect. Alternatively, the undersigned is tendering with this exercise form a written opinion of counsel to the effect that the securities to be delivered upon exercise of the Compensation Options have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or are exempt from registration thereunder. The term "U.S. Person" is as defined in Regulation S under the U.S. Securities Act and includes, but is not limited to, any natural person resident in the United States and any partnership or corporation organized or incorporated under the laws of the United States. "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

Direction as to Registration

Name of Registered Holder:________________________________________________________________________

Address of Registered Holder: _____________________________________________________________________

☐  PLEASE CHECK THIS BOX IF THE CERTIFICATES REPRESENTING THESE SECURITIES ARE TO BE DELIVERED AT THE OFFICE OF THE CORPORATION, FAILING WHICH THE CERTIFICATES WILL BE MAILED TO THE ADDRESS(ES) SET FORTH IN THE CERTIFICATE.

DATED this ______ day of ____________________________, 2______.

_____________________________________________	Per: _____________________________________________
Signature Guaranteed(1)
Name: _____________________________________________

Title: _____________________________________________

(1) The signature of the registered holder must be guaranteed by an authorized officer of a Canadian chartered bank, or of a major Canadian trust company, or by a medallion signature guarantee from a member recognized under the Signature Medallion Guarantee Program, or from a similar entity in the United States, if this transfer is executed in the United States, or in accordance with industry standards.